American Fidelity

Assurance Company

9000 Cameron Parkway	Oklahoma City, Oklahoma 73114

403(b) Annuity Rider

This rider is attached to and made a part of the Annuity Contract issued by American Fidelity Assurance Company to qualify the Contract as a tax-deferred annuity under Section 403(b)(a) of the Internal Revenue Code as the same may be amended or supplemented from time to time. If any provisions of the Contract conflict with this rider, the provisions of this rider will apply.

In this rider, “we”, “us”, “our” and “Company” refer to American Fidelity Assurance Company. “You”, “your” and “Participant” refer to the Owner.

ARTICLE I—DEFINITIONS

When capitalized, the following words and phrases will have the meanings shown below unless the context indicates that other meanings are intended.

1.01	Annuity—Means the 403(b) Annuity established pursuant to this rider and the underlying Contract for the benefit of the Participant and, when implied, refers to the assets, if any, then held by us.

1.02	Beneficiary - Means the person(s) designated to receive any distributions from the Annuity upon the Participant’s death.

1.03	Code—Means the Internal Revenue Code of 1986, as amended from time to time.

1.04

Compensation—Means the Compensation received from the Employer that is includible income of the Employee as defined in Section 403(b)(1)(3) of the Code. Compensation will not exceed $200,000, as adjusted for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code.

1.05	Contract – Means the annuity contract to which this rider is attached.

1.06	Designated Beneficiary—Means the Beneficiary named as of the date of your death who remains a Beneficiary as of September 30 of the year following the year of your death.

1.07

Employee—Means any person who regularly performs services, or has performed services, for an Employer in exchange for Compensation. Neither a leased employee (as defined in Section 414(n)(6) of the Code) nor an independent contractor shall be considered an Employee.

1.08	Employer—Means an entity described in the Code which is eligible to make Premiums to Annuities under Section 403(b) and is considered the Plan Sponsor for purposes of the written plan.

1.09	Participant—Means any Employee who has established a 403(b) Annuity by signing an application with the Issuer and to whom a Contract and this rider have been issued.

1.10	Plan – Means the 403(b) Plan written and maintained by the Plan Sponsor.

1.11	Premium – Means any payments made to the Annuity.

ARTICLE II—PREMIUMS

2.01

Premiums – Premiums must be made by the Employer that maintains the Plan, except in the case of a rollover contribution, intra-plan exchange or plan-to-plan transfer. All premiums must be paid in cash. The Employer may not make Premium payments after the Participant’s death.

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2.02	Elective Deferrals and Catch-Up Premiums

(a)

Elective deferrals are Premiums made by your Employer on your behalf under a salary reduction agreement. You will designate the amount or percent of Compensation that is to be deferred. That amount or percent will be in effect until changed in writing by you. You may change or end the agreement at any time as permitted by the Employer.

(b)

Catch-Up Premiums are elective deferrals made for a calendar year by a Participant who is or will be age 50 before the end of that year. If allowed by the Employer, you may be eligible to make catch-up Premiums in accordance with Section 414(v) of the Code.

2.03

Employer Contribution Premiums – If permitted by the Plan, Employer contributions may be made to the Annuity. The amount of the Premiums will be set in the Plan. The amount of the Premiums will not exceed any applicable federal or state limitations.

2.04	Maximum Contribution Limits—In no event will your Premiums to the Annuity for a tax year exceed the maximum amount permitted under current law or the Plan, if less.

(a)

The Premiums made during a tax year on your behalf, when aggregated with other Premiums made through the Employer, will not exceed the limitations set forth in Section 403(b)(1) and Section 415 of the Code for that year.

(b)	The maximum of all applicable elective deferrals, including to this Annuity, made on your behalf during the tax year will not exceed the limitations in Section 402(g) of the Code.

(c)	Premiums, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

(d)	Catch-Up Premiums under Section 414(v) of the Code will be subject to the contribution limits of that section.

(e)	You and the Employer are solely responsible for determining your maximum annual Elective Deferrals.

2.05	Rollover to Annuity—We may accept eligible rollover distributions from the following sources to be applied to the Annuity and accounted for separately, if allowed by the Plan:

(a)	a qualified plan described in Section 401(a) or 403(a) of the Code (other than after-tax employee contributions);

(b)	an annuity Contract or custodial account described in Section 403(b) of the Code (other than after-tax employee contributions);

(c)	an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state;

(d)

the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income; or,

(e)

eligible rollover distributions made to the Participant as a surviving spouse, or as a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code.

No amount that is distributed on account of hardship will be an eligible rollover distribution.

You will certify, in a manner acceptable to us, that such amounts are eligible rollover distributions. We are not responsible for determining whether any rollover is proper and we reserve the right not to accept any rollovers.

2.06

Plan to Plan Transfers and Exchanges to Annuity – If permitted by the Plan, you may transfer or exchange assets from another annuity Contract or custodial account described in Section 403(b) of the Code to this Annuity. You will certify, in a manner acceptable to us, that the transfer or exchange satisfies all current requirements for such a transaction. We are not responsible for determining whether any such transfer or exchange is proper and we reserve the right not to accept any plan-to-plan transfers or tax free exchanges.

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2.07

Excess Premium Amounts - If required or permitted by law or regulations, we may distribute any excess amount to you or the Employer. For purposes of this Section, an excess amount is the amount of any contribution made on your behalf for a tax year that exceeds the maximum amount allowable as a contribution for such tax year. Excess amount, including any allocated income, that is not permitted to be distributed will be held in a separate account and dispersed as allowed by applicable Code sections.

ARTICLE III – PAYMENT OF BENEFITS

3.01	Limitations on Payment of Benefits—Subject to the limitations described in this rider, you may request a distribution from the Annuity upon the occurrence of one of the following events:

(a)	your attainment of age 59 1⁄2;

(b)	your disability within the meaning of Section 72(m)(7) of the Code;

(c)	the Participant’s death;

(d)	your severance from employment;

(e)	your financial hardship, as described in Article 3.02 of this rider;

(f)	a qualified reservist distribution under Section 414(w)(2) of the Code; or (g) the termination of the Plan by the Plan Sponsor.

If the value of this Annuity immediately preceding the 1989 plan year is known, such pre-1989 amounts are not subject to the distribution limitations described above unless otherwise limited by the Code or Plan requirements.

All requests for withdrawal must be in writing on a form provided by or acceptable to us. Your tax identification number (or the Beneficiary’s, if applicable) must be provided to us prior to distribution. Withdrawals will be subject to all applicable tax and other laws and regulations, and Plan requirements of the Employer.

3.02

Financial Hardship – The term “financial hardship” means a financial need you incur as defined by Section 403(b)(11)(B) of the Code and may be limited by the Plan. No distributions on account of financial hardship can exceed the amount that is required to meet the immediate financial need created by the hardship. The hardship cannot be reasonably satisfied from other resources.

A financial hardship distribution may consist only of the amounts contributed through a salary reduction agreement. Earnings on the salary reduction Premium may not be included as part of the distribution. Elective deferrals must be suspended for a period of six months after your receipt of a hardship distribution. It is the Participant’s responsibility to notify the Employer of the hardship distribution and the Employer’s responsibility to cease the elective deferrals for the required period.

You will determine the existence of a financial hardship. If you request a distribution on account of financial hardship, you must certify, in a manner acceptable to the Plan, that a financial hardship exists and provide documentation of the hardship amount. The transaction must be approved in accordance with the requirements of the Plan.

3.03	Required Minimum Distributions

(a)

You must begin taking distributions from the Annuity no later than your required beginning date. The required beginning date will be the first day of April of the calendar year following the calendar year in which you either attain age 70 1⁄2 or retire, whichever is later. The Required Minimum Distribution of your interest in the Annuity will be made in accordance with the requirements of Sections 403(b)(10) and 401(a)(9) of the Code and the regulations thereunder. Those provisions are incorporated by reference.

(1)	Your Annuity will commence to be distributed no later than the required beginning date over:

(A)	your life or the lives of you and a Designated Beneficiary; or

(B)	a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and a Designated Beneficiary.

(2)

The value of the Annuity for purposes of this Section is the prior December 31 balance adjusted to include the amount of any outstanding rollovers and transfers and the actuarial value of any other benefits provided under the Annuity.

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(3)	If you participate in two or more 403(b) arrangements, you may satisfy the minimum distribution requirements by taking from one 403(b) arrangement the amount needed to satisfy the requirement.

(4)

If the value of the Annuity as of December 31, 1986 is determinable, that amount will not be subject to a required minimum distribution until the calendar year you attain age 75 or such other date as may be allowed by law.

(5)	It is your responsibility to satisfy the required minimum distribution rules. We will not be liable for any penalties or taxes related to your failure to take a required minimum distribution.

(b)	If you die before your entire interest is distributed to you, the entire remaining interest will be distributed as required by Section 401(a)(9) of the Code and the regulations thereunder.

3.04

Eligible Rollover Distributions—At your election, or the election of your surviving spouse Beneficiary, we will pay any eligible rollover distribution to an eligible retirement plan (as described in Sections 408, 401(a) or 403(a), 403(b), or 457(b) of the Code) as a direct rollover. The definition of eligible retirement plan will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. No amount that is distributed on account of hardship will be an eligible rollover distribution.

You or your surviving spouse Beneficiary or former spouse must specify the plan to which the eligible rollover distribution is to be paid, and satisfy such other reasonable requirements as we may impose.

ARTICLE IV—ADMINISTRATION

4.01	Duties of the Company—We shall have the following obligations and responsibilities:

(a)	to hold Premiums received by it in the Annuity, apply the Premiums pursuant to the Participant’s instructions and distribute Annuity assets as required under this rider; and

(b)	to maintain records of all relevant information as may be necessary for the proper administration of the Annuity.

4.02

Company Not Responsible for Certain Actions – The Employer and the Participant will, to the extent permitted under law, indemnify and hold us, our employees and our agents harmless from and against any liability which may occur in the administration of this rider unless arising from our breach of our responsibilities under this rider. It is the specific intention of the parties that no fiduciary duties be conferred upon us, our employees or agents nor will any be implied from this rider or acts of us, our employees or agents. We shall not be required to perform any additional services unless specifically agreed to under the terms and conditions of this rider, or as required under the Code with respect to 403(b) plans.

ARTICLE V—AMENDMENT OF RIDER

5.01

We may amend this rider to comply with the Code and related regulations. Any amendment we make to comply with the Code and related regulations does not require your consent. We may also amend this rider to the extent necessary or appropriate to permit the efficient administration of the Annuity. You will be deemed to have consented to such amendment unless, within 30 days from the date we mail the amendment, you notify us in writing that you do not consent. No amendment shall be made which may operate to disqualify the Annuity under Section 403(b) of the Code.

ARTICLE VI—MISCELLANEOUS

6.01

Applicable Law – This rider is established with the intention that it qualify as an Annuity under Section 403(b) of the Code, and that Premiums be treated as such. This rider is subject to applicable federal and state laws and regulations. If it is necessary to apply any state law to interpret and administer this rider, the law of the state in which this Policy is issued will govern.

If any provision of this rider is for any reason deemed invalid or unenforceable, the remaining provisions will continue in full force and effect. Neither the Owner’s nor our failure to enforce any of the provisions of this rider for any period of time will be construed as a waiver of such provisions, or the Owner’s right or our right thereafter to enforce each and every such provision.

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6.02

Nonalienation – Except as required in Article 6.04 of this rider, this 403(b) Annuity and its assets will be nonforfeitable at all time. You may not assign, pledge or in any manner encumber this Annuity, nor will this Annuity be subject to garnishment, attachment, execution or levy of any kind.

6.03

Notices - Any required notice regarding this Annuity will be considered effective when we send it to the last address in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

6.04

Matters Relating to Divorce - Upon receipt of a Qualified Domestic Relations Order (QDRO), we may retain an independent third party to determine whether the order is a qualified domestic relations order pursuant to Section 414(p) of the Code. In some instances, the determination will be performed by the Employer or the Employer’s representative.

A QDRO can specify that the payment will be made at any time, either before or after a Participant’s “earliest retirement age”. If the QDRO does not so specify, payments under a QDRO will begin on the date of your earliest retirement age. For purposes of the QDRO, earliest retirement age will be the earlier of:

(1)	the date on which you are entitled to a distribution of benefits under the Annuity, or

(2)	the later of the date you attain age 50 or the earliest date on which you could obtain a distribution if you were separated from service.

Distribution to an alternate payee will only be made as required by the QDRO and after the QDRO is determined to meet the requirements of Section 414(p) of the Code.

6.05

Coordination with Plan—If this rider is used in conjunction with a 403(b) Plan sponsored by the 403(b) Owner’s Employer and any terms of the 403(b) Plan and this rider conflicts, the terms of the 403(b) Plan shall govern.

6.06

Responsibilities – You, the Owner, represent and warrant to us that any information you provide us will be correct and may be fully relied upon by us. We will not be responsible for losses of any kind that may result from your directions to us, or your actions or failures to act. We will not be responsible for any penalties, taxes, judgments or expenses incurred in connection with this Annuity.

You will have sixty (60) days after you receive any documents, statements or other information from us to notify us in writing of any errors or inaccuracies reflected in these documents, statements or other information. If you do not notify us within 60 days, the documents, statements or other information will be deemed to be correct and accurate, and we will have no further liability or obligation for such documents, statements, other information or the transactions described therein.

To the extent written instructions or notices are required under this rider, we may accept or provide such information in any other form permitted by the Code or applicable regulations.

This rider is subject to all provisions of the Contract as long as this rider does not amend them. This rider will terminate on the same date as the Contract to which it is attached.

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